Exhibit 3.2

FIVE OAKS INVESTMENT CORP.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Five Oaks Investment Corp., a Maryland corporation (the “Corporation”), is hereby amended by deleting existing Section 1 of Article FIRST of the Articles Supplementary filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland on December 20, 2013 in its entirety and inserting a new Section 1 to read as follows:

“1.          Designation and Number. A series of Preferred Stock, classified as the “8.75% Series A Cumulative Redeemable Preferred Stock” is hereby established. The number of authorized shares of the Series A Preferred Stock shall be 1,610,000.”

SECOND: The foregoing amendment to the charter of the Corporation is limited to a change expressly authorized by Section 105(a)(12) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: The foregoing amendment to the charter of the Corporation has been duly approved by a majority of the entire Board of Directors as required by law.

FOURTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment was 500,000,000 shares of stock, consisting of 450,000,000 shares of Common Stock, $.01 par value per share, and 50,000,000 shares of Preferred Stock, $.01 par value per share, of which 920,000 were classified and designated as “8.75% Series A Cumulative Redeemable Preferred Stock”. The aggregate par value of all authorized shares of stock having par value was $5,000,000.

FIFTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 500,000,000 shares of stock, consisting of 450,000,000 shares of Common Stock, $.01 par value per share, and 50,000,000 shares of Preferred Stock, $.01 par value per share, of which 1,610,000 are classified and designated as “8.75% Series A Cumulative Redeemable Preferred Stock”. The aggregate par value of all authorized shares of stock having par value was $5,000,000.

SIXTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of any shares of stock which the Corporation has authority to issue have not been changed by the foregoing amendment.

SEVENTH: The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 22nd day of May, 2014.

ATTEST:		FIVE OAKS INVESTMENT CORP.

By:	/s/ David Oston	By:	/s/ David Carroll
David Oston		David Carroll
Secretary		Chief Executive Officer and President